EXHIBIT 99.1

Leading Spanish-Language Cable Channels
Centroamerica TV, Television Dominicana and Pasiones
Launch on Cablevision’s Optimum TV

MIAMI, FL—December 2, 2014—Hemisphere Media Group, Inc. (NASDAQ:HMTV) ("Hemisphere"), the only publicly traded pure-play U.S. media company targeting the high growth Hispanic TV/cable networks business, launched three of its leading Spanish-language cable networks on Cablevision’s Optimum TV throughout the New York tri-state area on November 20. The networks, which are now available on Cablevision’s Spanish-language programming package, “Optimum en español,” are:

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Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America (channel 1030);

—	Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic (channel 1029);

—	Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America (channel 1090).

“The launch of Centroamerica TV, Television Dominicana and Pasiones on Optimum TV is a testament to our networks’ appealing and unique programming,” said Alan Sokol, CEO of Hemisphere. “The greater New York City area has the largest Dominican American population in the country and the second-largest Central American population. Our networks are ideally-suited to serve the Hispanics in Cablevision’s footprint, and we are pleased to work with them on this exciting launch.”

Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ:HMTV) is the only publicly-traded pure-play U.S. Spanish-language TV/cable network business serving the high-growth U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere's networks consist of:

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Cinelatino, the leading Spanish-language movie channel distributed in the U.S., Latin America and Canada, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

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WAPA PR, Puerto Rico's leading broadcast station with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA PR produces more than 65 hours per week of top-rated news and entertainment programming.

—	WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA PR.

—	Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America.

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Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America.

—	Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic.

Contacts
For Hemisphere Media Group, Inc.:
Robin Weinberg/Patrick Scanlan, 212-687-8080

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